EXHIBIT 99.1
News
For Immediate Release January 27, 2005	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES REPORTS FOURTH QUARTER DILUTED EARNINGS PER SHARE OF $0.70, INCLUDING CHARGES ASSOCIATED WITH DUE DILIGENCE
----------
Full Year 2004 Diluted Earnings Per Share Were $2.82 on Sales of $923.2 Million
----------

NEW YORK, January 27--Minerals Technologies Inc. (NYSE: MTX) today reported net income of $14.6 million for the fourth quarter of 2004, a 50-percent increase over $9.7 million earned in the fourth quarter of 2003. Operating income increased 59 percent to $21.5 million from $13.5 million for the fourth quarter of 2003. Excluding charges for restructuring and asset impairment costs taken in 2003, as well as a small restructuring charge in 2004 and the costs associated with due diligence for a terminated acquisition effort, operating income increased 13 percent to $22.6 million from $20.0 million. Diluted earnings per common share increased 49 percent to $0.70 from $0.47 in the prior year.

          During 2004, the company recognized pre-tax corporate charges of $1.0 million, or $0.03 per share, related to due diligence from the terminated acquisition efforts in the fourth quarter. In addition, the company recognized a pre-tax charge of $1.1 million, or $0.03 per share, relating to workforce reductions for a program announced in the prior year. In 2003, the company recorded pre-tax charges of approximately $6.5 million, or $0.19 per share, for asset retirements and workforce reductions.

          The company's operating income for the full year 2004 was $88.9 million, a 15-percent increase over $77.2 million for 2003. Excluding charges for restructuring, asset impairments and due diligence, operating income was $91.1 million, a 9-percent increase over $83.7 million in 2003. Net income for the full year increased 21 percent to $58.5 million from $48.2 million in 2003. Diluted earnings per share were $2.82, a 19-percent increase over the previous year. Diluted earnings per share, before the cumulative effect of an accounting change in the prior year, increased 11 percent.

          "Our Specialty Minerals segment experienced a difficult fourth quarter while the Refractories segment delivered a strong performance," said Paul R. Saueracker, chairman, president and chief executive officer. "Overall, we experienced high raw material and energy costs, which had an impact on our operating income, despite a significant improvement in sales."

          Worldwide sales in the fourth quarter increased 17 percent to $248.0 million from $211.7 million in the prior year. For the fourth quarter, foreign exchange had a favorable impact on sales of approximately $6.6 million or about 3 percentage points of growth. Worldwide sales for the full year 2004 were $923.2 million, a 13-percent increase over $813.7 million reported in 2003. Foreign exchange had a favorable impact on sales of approximately $28.2 million, or 3 percentage points of growth.

          Worldwide sales in the company's Specialty Minerals segment, which consists of precipitated calcium carbonate (PCC) and Processed Minerals, were $164.0 million, a 15-percent increase over $142.9 million in the same period in 2003. For the full year, Specialty Minerals sales increased 12 percent to $622.9 million compared with $557.1 million for 2003. For the fourth quarter, income from operations of $12.5 million increased 35 percent over $9.3 million in the fourth quarter of 2003. Excluding minor 2004 charges for restructuring, Specialty Minerals' operating income was $12.6 million, a 3-percent decline from 2003, excluding $3.7 million of restructuring and asset impairment charges for that year. Specialty Minerals' operating income for the full year was $59.6 million, an 8-percent increase over $55.4 million in 2003. Excluding charges for restructuring and asset impairments in both years, Specialty Minerals' operating income for the full year was $60.3 million, a 2-percent increase over $59.2 million reported in 2003.

          Worldwide sales of PCC, which is used mainly in the manufacturing processes of the paper industry, increased 16 percent from $111.7 million in the fourth quarter of 2003 to $130.1 million in the same period in 2004. For the full year, PCC sales increased 11 percent from $436.1 million in 2003 to $484.7 million. Paper PCC volume from satellite plants increased 12-percent for the fourth quarter and 7 percent for the full year.

          During the fourth quarter, the company dedicated a new merchant facility for the production of PCC for use in paper coating. This facility, in Walsum, Germany, is now conducting customer qualification trials. The initial annual production capacity at this facility will be 125,000 metric tons of PCC with a future capacity of 500,000 metric tons. This facility will produce sophisticated PCC coating products for use in high-quality publication and graphic art papers. Walsum is centrally located in one of the world's largest concentrations of manufacturing for these types of papers.

          "In 2004, worldwide printing and writing paper production totaled an estimated 109,675 metric tons, a 5.3-percent increase over 2003, according to Resource Information Systems Inc. Demand for uncoated freesheet, which is our largest market for PCC, increased slightly in 2004 versus 2003 and RISI forecasts about 3-percent growth for 2005," said Mr. Saueracker. "Despite this sluggish production, we were still able to maintain our paper PCC volumes for the full year at 3.7 million tons versus 3.4 million tons produced in 2003. We remain optimistic that in 2005 our PCC programs will continue to grow and that we will sign contracts for additional satellite plants."

          The Specialty PCC product line reflected an increase in sales in the fourth quarter and the full year. Specialty PCC has shown improvement as a result of improved volumes, especially in automotive and consumer applications.

          Worldwide sales of Processed Minerals products increased 9 percent in the fourth quarter to $33.9 million from $31.2 million for the same period in the previous year. For the full year, Processed Minerals product sales increased 14 percent to $138.3 million from $121.0 million in 2003. Processed Minerals products, which include ground calcium carbonate and talc, are used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries.

          "Profitability in our Specialty Minerals segment was affected by start-up costs for Walsum, higher energy costs, increased R&D expenditures, especially for the filler-fiber composite material we are working on with International Paper, and higher litigation expenses," said Mr. Saueracker.

          In the company's Refractories segment, sales for the fourth quarter were $84.0 million, a 22-percent increase from $68.8 million recorded in the fourth quarter of 2003. Sales for the full year for the Refractories segment were $300.3 million, a 17-percent increase over the $256.6 million in the previous year. The segment achieved sales growth in all regions, but particularly in North America due to increased market penetration and continued improvement in business conditions. Operating income for the fourth quarter for the Refractories segment was $10.0 million--more than double the $4.2 million from the prior year. Excluding the $2.8 million in 2003 charges for restructuring and asset impairments, operating income for the Refractories segment increased 42 percent, including approximately $2.3 million in recoveries of previously written-off bad debt relating to steel company bankruptcies. For the full year, Refractories' operating income was $30.3 million, up 39 percent over $21.8 million for 2003. Excluding charges for restructuring and asset impairments, full year operating income for the Refractories segment increased 25 percent.

          "Refractories had a solid fourth quarter as a result of continued strength in the steel industry and sales of high performance products and equipment systems," said Mr. Saueracker.

          He concluded: "We continue to show sales growth in all product lines. In the coming year--if the worldwide economy remains stable--we expect to be able to leverage that sales growth into improved profitability."

####
Minerals Technologies will sponsor a conference call tomorrow, January 28, at 11 a.m. The conference call will be broadcast live on the company web site, which can be found at www.mineralstech.com.
----------

This press release contains some forward-looking statements, which describe or are based on the company's current expectations. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements of our 2003 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

----------

CONSOLIDATED STATEMENT OF INCOME MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (thousands of dollars, except per share data)
	(unaudited)

	Fourth Quarter		%	Full Year		%
	2004	2003	Change	2004	2003	Change

Net sales	$248,028	$211,685	17	$923,217	$813,743	13
Operating costs and expenses:
Cost of goods sold	192,616	160,940	20	708,716	615,749	15
Marketing and administrative expenses	26,164	21,987	19	92,844	83,809	11
Research and development expenses	7,810	6,436	21	28,996	25,149	15
Bad debt expenses (recoveries)	(1,204)	2,276	*	1,576	5,307	(70)
Acquisition termination costs	997	0	*	997	0	*
Restructuring charges	119	3,323	*	1,145	3,323	(66)
Write-down of impaired assets	0	3,202	*	0	3,202	*
Income from operations	21,526	13,521	59	88,943	77,204	15

Non-operating deductions - net	1,412	1,292	9	4,505	4,860	(7)

Income before provision for taxeson income and minority interests	20,114	12,229	64	84,438	72,344	17

Provision for taxes on income	5,128	2,344	119	24,245	19,116	27

Minority interests	424	201	111	1,710	1,575	9

Income before cumulative effect of accounting change	14,562	9,684	50	58,483	51,653	13

Cumulative effect of accounting change, net of tax	0	0		0	3,433	*

Net income	$14,562	$9,684	50	$58,483	$48,220	21

Weighted average number of common shares outstanding:
Basic	20,522	20,429		20,530	20,208

Diluted	20,785	20,666		20,769	20,431

Earnings per share:
Basic
Before cumulative effect of accounting change	$0.71	$0.47	51	$2.85	$2.56	11
Cumulative effect of accounting change	0	0		0	0
Basic earnings per share	$0.71	$0.47	51	$2.85	$2.39	19

Diluted
Before cumulative effect of accounting change	$0.70	$0.47	49	$2.82	$2.53	11
Cumulative effect of accounting change	0	0		0	(0.17)
Diluted earnings per share	$0.70	$0.47	49	$2.82	$2.36	19

Cash dividends declared per common share	$0.05	$0.025		$0.20	$0.10

1) Sales increased approximately 16% in the United States in the fourth quarter and 12% for the full year of 2004. International sales increased approximately 19% in the fourth quarter and 16% for the full year of 2004.
2) The Company recorded restructuring charges of $0.1 million in the fourth quarter of 2004 and $1.1 million for the full year of 2004 related to the program announced in December 2003. These charges relate to workforce reductions from business units and organization levels throughout the Company's worldwide operations.
3) The Company recognized acquisition termination costs of approximately $1.0 million in the fourth quarter.
4) The Company received bad debt recoveries in the fourth quarter of approximately $2.3 million related to steel customer bankruptcies, in which the Company had previously written off the related accounts receivable.
5) The Company recorded restructuring charges of $3.3 million and a write-down of impaired assets of $3.2 million in the fourth quarter of 2003. These charges reduced diluted earnings by approximately $0.19 per share. The asset impairment charges were related to the closure in the first quarter of 2004 of the Company's operations in River Rouge, Michigan and retirement of certain Synsil products assets that have been made obsolete through the development of an improved manufacturing process. The restructuring charges relate to workforce reductions from business units and organization levels throughout the company's worldwide operations and to lease termination costs.
6) Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." Upon adoption, the Company recorded a non-cash after-tax charge to earnings of approximately $3.4 million for the cumulative effect of this accounting change related to retirement obligations associated with the Company's PCC satellite facilities and its mining properties.
7) The analyst conference call to discuss operating results for the fourth quarter and full year is scheduled for January 28, 2005 at 11:00 AM and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

	MINERALS TECHNOLOGIES INC AND SUBSIDIARY COMPANIES CONDENSED CONSOLIDATED BALANCE SHEET

	ASSETS

	(In Thousands of Dollars)
		December 31, 2004*	December 31, 2003**

	Current assets:
	Cash & cash equivalents	112,967	90,515
	Accounts receivable, net	156,441	147,600
	Inventories	106,446	86,378
	Other current assets	16,103	15,632
	Total current assets	391,957	340,125

	Property, plant and equipment	1,330,176	1,209,950
	Less accumulated depreciation	715,891	648,362
	Net property, plant & equipment	614,285	561,588

	Goodwill	53,729	52,721
	Prepaid benefit cost	61,617	46,251
	Other assets and deferred charges	31,888	34,815

	Total assets	1,153,476	1,035,500

	LIABILITIES AND SHAREHOLDERS' EQUITY

	Current liabilities:
	Short-term debt	33,659	33,522
	Accounts payable	56,381	44,217
	Other current liabilities	61,920	44,296
	Total current liabilities	151,960	122,035

	Long-term debt	95,069	98,159
	Other non-current liabilities	107,214	107,925
	Total liabilities	354,243	328,119

	Total shareholders' equity	799,233	707,381

	Total liabilities and shareholders' equity	1,153,476	1,035,500

*	Unaudited.
**	Condensed from audited financial statements.